Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter and Year End 2020 Results

OLD BRIDGE, NJ / March 12, 2021 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the fourth quarter and year ended December 31, 2020.

Commenting on the year end and fourth quarter results, Chief Executive Officer Ted Grauch noted, “Faced with a very difficult pandemic affected marketplace in 2020, the Company focused the year on completing a number of major organizational changes, R&D and intellectual property (IP) investments, product development, and inventory reduction programs. The acceleration of our operational restructuring in 2020 was completed along with streamlining both our manufacturing and engineering processes. The net result has been a lowering of the Company’s operating costs by approximately $940,000 during 2020 versus 2019 and additional reductions that have been implemented in Q1 2021. The Company’s operating expenses are now reduced by approximately $192,000 per month vs. one year ago. Our initiatives to complete IP investments yielded the Company several patent grants in 2020 covering our flagship NXG Digital Video Signal Processing platform and our DOCSIS data delivery product lines. Our 2020 product development initiatives completed over 15 new product introductions added to our portfolio in the areas of content security technology, high-speed data delivery, video transcoding, HEVC/H.265 and 4K/UHD codec support, and products associated with Tier 1 service operator requirements. We also completed a number of targeted product cost reductions with a goal of future margin improvements. Being the fortunate recipient in April 2020 of a CARES Act PPP federally-backed loan of $1,769,000, along with our inventory reduction program that improved the Company’s cash used in operating activities by $4,421,000 last year, together enabled the Company to complete substantial organizational changes that carried one-time costs of approximately $220,000 and enabled us to carry the costs of our major IP investments, engineering and product development initiatives. The Company additionally directed sales efforts towards expanding direct Telco, Cable and Fiber Optics based service operator relationships which saw an increase of over 35% year on year, as well as the Company adding four new integrator and distributor relationships during 2020. Although the first quarter of 2021 has presented some of the same challenges as 2020, all of these investment decisions in 2020 have been designed to prepare the Company to emerge from the COVID- induced pandemic stronger and better prepared for growth opportunities throughout the remainder of 2021 and beyond.”

Blonder Tongue Laboratories, Inc. net sales decreased $718,000 or 14.2% to $4,327,000 for the fourth quarter of 2020 from $5,045,000 for the comparable period in 2019. Net loss for the three months ended December 31, 2020 was $(2,413,000) or $(0.23) per share, compared to $(3,842,000) or $(0.41) per share for the comparable period in 2019.

The decrease in sales is primarily attributed to a decrease in sales of DOCSIS data products, digital video headend products, HFC distribution products and NXG IP video signal processing products offset by an increase in sales of transcoder products. Sales of DOCSIS data products were $420,000 and $828,000, digital video headend products were $1,004,000 and $1,232,000, HFC distribution products were $364,000 and $637,000, NXG products were $135,000 and $378,000 and transcoder products were $606,000 and $38,000 in the fourth three- months of 2020 and 2019, respectively.

For the year ended December 31, 2020, net sales decreased $3,463,000 or 17.5% to $16,379,000 in 2020 from $19,842,000 in 2019. Net loss for the twelve months ended December 31, 2020 was $(7,474,000) or $(0.76) per share, compared to $(742,000) or $(0.08) per share for the comparable period in 2019.

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com 4202160v.3# 4318414 v. 2

 The decrease is primarily attributable to a decrease in sales of digital video headend products, DOCSIS data products, contract manufacturing products, HFC distribution products and analog video headend products offset, in part, by an increase in sales of transcoder products. Sales of digital video headend products were $3,607,000 and $6,714,000, sales of DOCSIS data products were $2,227,000 and $2,817,000, sales of contract manufactured products were $145,000 and $602,000, sales of HFC distribution products were $2,133,000 and $2,509,000, sales of analog video headend products were $1,232,000 and $1,532,000 and sales of transcoder products were $1,543,000 and $71,000 in 2020 and 2019, respectively.

The Company’s primary sources of liquidity have been its existing cash balances, cash generated from operations, amounts available under the MidCap Business Credit LLC revolving credit facility (the “MidCap Facility”), the proceeds received from a PPP loan, amounts available under the subordinated loan facility and cash generated from the private placement of common stock. The Company has completed all available draws under the current terms of the subordinated loan facility. During 2020, the Company received approximately $1,769,000 under the PPP loan, approximately $900,000 under the subordinated loan facility and approximately $812,000 in net proceeds from the private placement of common stock. Our ability to continue as a going concern is dependent upon our becoming profitable in the future and having access to sufficient capital to execute our business plan and to meet our payment obligations on our debt financing arrangements and other financial obligations when they become due. On a going-forward basis, the Company expects its primary sources of liquidity will be its existing cash balances, cash generated from operations and amounts available under the MidCap Facility. The Company also may seek to raise additional capital through the issuance of shares of common stock or other securities convertible into, or exercisable for, shares of common stock, although the Company cannot provide any assurances that this type of additional financing will be available on reasonable terms, or at all. The Company had approximately $609,000 and approximately $800,000 availability for borrowing under the MidCap Facility, as of December 31, 2020 and 2019, respectively. We currently plan to apply for forgiveness of the PPP loan during April 2021 and believe that our use the PPP loan proceeds will meet the conditions for forgiveness. If our application for forgiveness is not approved, in whole or in part, we may be required to use a substantial portion of our available cash and/or cash flows from operations to pay interest and principal on the PPP loan, which will limit the funds available to us to operate our business or otherwise adversely affect our financial condition and results of operations.

The Company plans to file its Annual Report as soon as is practicable but not later than March 31, 2021. In the Annual Report, the Company expects that the report of its independent registered public accounting firm will include an “Explanatory Paragraph-Going Concern.”  Although the Company has actively taken steps to address operating expenses and liquidity, there can be no assurance that those actions and others the Company intends to take in the future will be sufficient to address the concerns relating to the “Explanatory Paragraph-Going Concern.”

Further commenting on the year end and fourth quarter results, Chief Executive Officer Ted Grauch noted,

“Despite the operating losses the Company incurred in 2020 due to the effects of the pandemic on our market demand and resulting sales, we believe the significant organizational changes and reductions in our monthly operating expenses in 2020, as well as our product line expansion and growing customer engagements will put the Company in a position for long term sustainable growth as we see a market recovery happen. We believe that a major indicator of this fundamental change in the Company’s structure and strength was our reduction in cash used in operating activities of $(6,538,000) in 2019 versus $(3,212,000) in 2020, while at the same time managing through a reduction in our top line sales of 17.5% year over year.”

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com 4202160v.3# 4318414 v. 2

Conference Call Reminder

Details of the live teleconference:

Date: Friday, March 12, 2021

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  888-506-0062

Entry Code: 762058

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of telecommunications and cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, which has been the Company’s home for more than 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2019 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. All statements, other than those of historical fact, which address activities, events, outcomes, results, developments, performance or achievements that Blonder Tongue anticipates or expects may or will occur in the future should be considered "forward-looking" statements, including statements that use the words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements, including statements regarding our ability to continue as a going concern, our ability to maintain the listing of our shares on the NYSE American and the status of our efforts to obtain forgiveness of our PPP loan and eligibility for such forgiveness. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com 4202160v.3# 4318414 v. 2

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(unaudited, in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019

Net sales	$4,327	$5,045	$16,379	$19,842
Gross profit (loss)	495	(1,196)	3,018	3,431
Loss from operations	(2,305)	(3,746)	(7,114)	(466)
Net loss	$(2,413)	$(3,842)	$(7,474)	$(742)
Basic and diluted net loss per share	$(0.23)	$(0.40)	$(0.76)	$(0.08)
Basic and diluted weighted average shares outstanding	10,286	9,662	9,898	9,603

Blonder Tongue Laboratories, Inc

Condensed Consolidated Summary Balance Sheets

(in thousands)

	(unaudited)
	December 31, 2020	December 31, 2019

Current assets	$6,104	$12,174
Property, plant and equipment, net	429	392
Total assets	11,130	18,347
Current liabilities	5,534	8,369
Long-term liabilities	4,359	2,615
Stockholders’ equity	1,237	7,363

Total liabilities and stockholders’ equity	$11,130	$18,347

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